Excerpt of Transcript of Pershing Square Capital Management, L.P.’s (“PSCM”) Third Quarter 2021 Investor Call

November 18, 2021

[William Ackman, Chief Executive Officer of PSCM, speaking]

I’m going to focus our time remaining on the call to talk about PSTH, or Pershing Square Tontine. So I’ve already obviously talked about it and it’s been widely covered in the press that our intended transaction was not closable and we’ve fairly quickly set up the entity to pursue another transaction. Basically put it back in the place it was prior to [the intended transaction] by, in effect, taking over the indemnity which we think ultimately will have no material cost associated with it, but could have been an overhang to PSTH in terms of its ability to do a transaction. And then putting back $25 million of transaction costs that it spent to get the Universal [Music Group] transaction, which capitalizes PSTH with more than sufficient capital to consummate a new transaction.

Unfortunately, shortly after we walked away from that transaction, a couple of plaintiffs, or a plaintiff inspired by a couple of law professors, brought a case against Pershing Square Tontine and a couple other SPACs, with apparently a plan to sue the entire universe of SPACs, which I think they backed off from after 68 of the top law firms in the world put out a letter saying that they believe that these lawsuits had no merit. The unfortunate thing in this country, even with lawsuits of no merit, is they do create somewhat of an overhang. That being said, with the right counterparty, the moment we enter into a merger with PSTH and an operating company all those claims go away and the plaintiffs have kind of made clear to us, they don’t want to stand in the way and I think they’re afraid of standing in the way of a potential transaction, because the liability to them would be significant in that circumstance. So we are working hard to try to consummate a transaction for PSTH, and at the same time, we are working to get Pershing Square SPARC Holdings approved by the SEC, and to get the rule changed that the New York Stock Exchange has proposed that has been published in the Federal Register and that is up for approval or disapproval by the SEC on December 9, although the SEC can push that date out if they so choose. But our goal is to be in a position for this entity to be a registered company by hopefully at or around the end of the year.

We intend to make a public filing of the prospectus for PSTH, ideally by Wednesday of next week or the following Monday. Hopefully by Wednesday. That will provide a lot more details on the structure of Pershing Square SPARC Holdings, and we’ve made some progress in terms of the structure design to make it an even more appealing entity. Let me just summarize a few of the key attributes. So number one, this is a SPAC in reverse, in the sense that instead of putting up your cash day one, a transaction is announced, and then you have the right to redeem once you have learned all about [the transaction] you can opt-out. This is an entity where we intend to distribute warrants to the shareholders of PSTH and to the warrant holders of PSTH and those warrants will be distributed for free. If we are not in the midst of a transaction for PSTH at that time, we intend to seek a shareholder vote to return the PSTH capital, at which point shareholders will have no investment. They’ll own a publicly traded, ideally New York Stock Exchange listed warrant that entitles them to invest in our next transaction at NAV. Those warrants will have a $10 minimum strike price, with the ability for us to adjust the strike price upwards depending on the transaction size. And the beauty of that is it will give us flexibility to have a smaller starting base of capital, but effectively an unlimited amount of capital to pursue even a very large acquisition and to kind of tailor -make the capital for the situation. And that makes actually the warrants more valuable and makes the entity more likely to find a transaction that makes sense, because rather than having a fixed base of capital with a floating basic capital plus backing from us as the sponsor, we believe that entity will be the best entity in the world in which to come public. Other interesting attributes, no underwriting fees; in a typical SPAC, there is 5.5% leakage in underwriting fees.

We are going to give the publicly distributable warrant holders two SPARC warrants for each distributable warrant that they hold, so the ultimate capital structure will be 200 million warrants with a strike price of $10 with our ability to upsize that strike price to really any number, plus another 44 million, two for each of the 22 million distributable warrants that are outstanding, which means that 244 million warrants will become stock if and when we identify a transaction that makes sense and people exercise. Just so you understand the math, at $10 that means we’d raise $2.4 billion from the public; at $20 we’d raise $4.8 billion from the public, assuming everyone exercises their warrants. And if the transaction requires a $10 billion equity check or a $15 billion equity check, what’s fascinating is as long as the transaction makes sense and the warrants have positive value, they will very likely get exercised, and that means we have total flexibility to pursue transactions of really any size. So no underwriting fees, no upfront cost, no opportunity cost of capital, the ability to tailor -make the transaction size, and we think this will make for a very, very interesting entity.

There also won’t be any shareholder warrants outstanding, so it will be a pure common stock capital structure, which will make the potential upside for a shareholder greater because there’s no shareholder warrant dilution, and our sponsor director warrants will be approximately 5% of the entity, versus 6% for the existing PSTH. We’ve designed it to be a super -efficient structure and we’re excited about it and you’ll read more about it in our upcoming prospectus filing.

But let’s just briefly address the litigation and Halit, why don’t you just summarize where things stand?

[Halit Coussin, Chief Legal Officer/Chief Compliance Officer of PSCM, speaking]

We recently filed a brief in support of our motion to dismiss, that was on November 4. I actually encourage everyone to read that brief. We explain there a variety of reasons why we think this case should be dismissed. The plaintiff has until Monday, November 29, to file their opposition to our motion, and then we will have another two weeks to file our response. And by that point the motion will be fully briefed. Judge Torres will then most likely schedule a hearing to consider our motion and then will make a decision. In the meantime there’s also a process that commenced for discovery. This is in front of a magistrate judge and that just started and will be ongoing.

[William Ackman speaking]

Great. I mean, I think that the key takeaway points here are we don’t think the litigation has any merit. We don’t think the litigation will stop a transaction, to the extent that we have one that we’re ready to propose to shareholders, but it’s a bit of a cloud over PSTH. One of the other nice attributes of Pershing Square SPARC Holdings is we’re not holding onto any money of anyone; there’s not even an ability for someone to bring the kind of erroneous claim that was brought against PSTH for “being an investment company” because we’re holding securities. And by the way, securities in this case are U.S government securities, short-term U.S government securities that are specifically exempt from the Investment Company Act rule. So we’re excited about our launch of SPARC Holdings. We are continuing to work on potential [transactions at PSTH]. Actually, there’s one thing in particular that we think is interesting but we’re still nowhere in a position to have a view as to its executeability; and we’d like to deliver of course for PSTH shareholders.

So the hopeful worst case is we get SPARC approved relatively soon; we’re able to return people’s capital; and we have actually a better entity, a more flexible better entity of enormous scale, scalability to pursue a transaction. The best case scenario is we get a transaction done and announced in the relative short term, hopefully, and we thereafter launch SPARC Holdings. Well actually one last point on the interesting details about Pershing Square SPARC Holdings, which is we are going to, when someone chooses to exercise their warrant to own stock in whatever the company is that SPARC is merging with, they’ll own stock in that company, but they will then receive for each warrant that they exercise, a replacement SPARC warrant with basically the same terms.

And so if the warrant goes unexercised, that pool of 244 million SPARC warrants gets divided among the people who do exercise. So, there’s actually Tontine SPARC warrants. And the benefit of this structure is we will always have an evergreen entity that we can use to complete a transaction; we won’t have a finite time frame in which to do so, which removes any perception of negotiating leverage on the part of the counterparty; and people get the current warrant for free and then a successor warrant in addition to the potential value of the next transaction.

So we think it’s really an interesting structure. Obviously, there’s some complexity there, but I think once you understand the basics, the capital structure will be simpler than any SPAC in the world: pure common stock capital structure with a sponsor warrant on about 5% of the shares, struck 20% out of the money. And then the flexibility to not have to put up your capital until such time as we’ve identified a target, negotiated the deal, announced it, filed with the SEC, filed an S-1 and gotten that S-1 approved and those shares registered at which point people have a 20-day period in which to exercise their warrants, own the shares and then receive a warrant for transaction number two. So those are the details there.

[End of Excerpt]